JOINT DEVELOPMENT AGREEMENT

Between

[redacted]

And

QPC Lasers, Inc.

JOINT DEVELOPMENT & SUPPLY AGREEMENT

THIS AGREEMENT made as of the 21 d ay of November, 2007 (hereinafter the "Effective Date").

BY AND BETWEEN:

[redacted] having its registered office at [redacted] (hereinafter collectively and individually referred to as "[redacted])

AND

Quintessence Photonics Corporation, a Delaware Corporation, a wholly owned subsidiary of QPC Lasers, Inc., having its office at 15632 Roxford Street Sylmar, CA 91342-1265 (hereinafter collectively and individually referred to as "QPC")

WHEREAS, [redacted] and QPC wish to co-operate with each other and jointly develop certain RGB Laser Light Engine;

NOW THEREFORE, in consideration of the mutual promises contained herein, both parties agree as follows:

ARITCLE 1 DEFINITIONS

1) The following capitalized terms, and other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

   a) "**Background IPR**" means any Intellectual Property Rights of a party conceived, created, developed, or reduced to practice prior to, or independently of, any work performed pursuant to this Agreement.

   b) "**Background Technology**" means any Technology of a party conceived, created, developed, or reduced to practice prior to, or independently of, any work performed pursuant to this Agreement.

   c) "**Project**" means the research and development to be performed by either party, or by both parties jointly, as described in Article 2 hereof.

d) **"Confidential Information"** means any business, marketing, technical, scientific or other information disclosed by any party which, at the time of disclosure, is designated as confidential or proprietary (or like designation), in writing, at the time of disclosure or within five business days thereafter. Confidential Information includes, without limitation, all Background IPR, Background Technology, and the terms and conditions of this Agreement.

e) **"Subsidiary"** means any corporation or other legal entity in which a party directly or indirectly owns or controls, and continues to own or control, fifty percent (50%) or more of the voting stock or shares.

f) **"Affiliate"** means any corporation or other legal entity of which more than 50% is owned by the same parent company as one of the parties to this agreement.

g) **"Proprietary Technology"** means the Technology conceived, created, developed or reduced to practice in by a party individually and owned by such party;

h) **"Intellectual Property Rights"** or **"IPR"** shall mean all intellectual property rights, including without limitation, any rights in any invention, patent, discovery, improvement, know-how, utility model, trade-mark, copyright, industrial design or mask work, integrated circuit topography, trade secret and all rights of whatsoever nature in computer software and data, Confidential Information, and all intangible rights or privileges of a nature similar to any of the foregoing, including in every case in any part of the world and whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

i) **"Joint IPR"** means the Intellectual Property Rights mutually identified by both parties in a Project as Joint IPR and conceived, created, developed, or reduced to practice in a Project pursuant to this Agreement.

j) **"Joint Technology"** means the technology mutually identified by both parties in a Project as Joint Technology and conceived, created, developed or reduced to practice in a Project pursuant to this Agreement.

k) **"Proprietary IPR"** means the Intellectual Property Rights conceived, created, developed, or reduced to practice in by a party individually and owned by such party.

l) **"Deliverables"** means the materials which are used to develop RGB Laser Light Engine and be delivered by QPC to [redacted]

m) **"Most Favored Nation Pricing"** requires that sale be at a price not greater than any sale of a like good or service to any other third party customer who purchased a like kind good or service within one hundred eighty (180) days prior to or after the "most favored nations purchase" by the party hereto .

2) The insertion of headings herein and the division of this Agreement into articles and sections are for convenience of reference only and shall not affect the interpretation hereof. The words "hereof", "hereunder" and similar expressions refer to this Agreement and not any particular section hereof; "article", "section", and "subsection" mean and refer to the specified article, section or subsection of this Agreement.

ARTICLE 2 PROJECT

1) During the term of this Agreement, both parties will work together in a mutually beneficial and cooperative fashion in order to develop a Red-Green-Blue ("RGB") laser suitable for use in Rear Projection Television ("RPTV"), develop new and improved optical manufacturing processes and create mutually beneficial technological solutions.

2) Responsibilities of QPC

a) QPC shall coordinate RGB laser and interface requirements with [redacted]

b) QPC shall use commercially reasonable efforts to design Red/Green/Blue visible lasers

c) QPC shall use commercially reasonable efforts to fabricate all required semiconductor chips

d) QPC shall specify required custom optical elements (toric lenses and nonlinear crystals) and the required delivery schedule of these components to QPC by [redacted] wherein the specification of the nonlinear crystals shall be determined by both parties

e) QPC shall use commercially reasonable efforts fabricate integrated RGB visible lasers meeting agreed and specified performance criteria

f) QPC shall use commercially reasonable efforts to supply working prototype RGB laser to [redacted]

g) QPC shall use commercially reasonable efforts to design production version of RGB lasers

f) QPC shall use commercially reasonable efforts to supply working production version RGB laser to [redacted]

e) QPC shall use commercially reasonable efforts to deliver visible laser design data (optical and mechanical) to [redacted]

g) QPC shall use commercially reasonable efforts to provide power supply and driver reference design of RGB laser to [redacted]

3) Responsibilities of [redacted]

a) [redacted] shall coordinate specification of RGB laser requirements and system-level interface with QPC.

b) [redacted] shall use commercially reasonable efforts to supply QPC specified custom optical elements (toric lenses and nonlinear crystals) to QPC.

4) Each party to this Agreement shall be responsible for its own losses and expenses resulting from injury to, or death of, any person or loss of, or damage to, property or the environment arising out of performance of this Agreement, except when such loss and expenses are caused by the willful misconduct or gross negligence of the other party.

ARTICLE 3 MANAGEMENT

1) Each party shall respectively appoint a project manager to be responsible for day to day management of the Project.

2) The project managers shall be responsible for the following activities in respect of the applicable Project, together with such other activities as both parties may agree:

a) representing their respectively appointing parties in all development matters relating to such Project;

b) resolution of all technical and operational disputes between both parties with respect to the such Project (all such disputes that cannot be resolved by the Project Managers shall be submitted to each party's high level management);

c) submitting and receiving the Deliverables and other materials and documents required to be delivered for such Project under this Agreement;

d) overseeing development Projects, acting on requests for minor changes to the Project and preparing proposals for major changes to such Projects for submission to the management;

e) arranging any meetings to be held between both parties;

f) maintaining, for record-keeping purposes, a log book or notes containing summaries of all material communications and deliveries between the two project managers; and

g) implementing appropriate practices and procedures to assure the security of the items delivered under this Agreement.

ARTICLE 4 PROJECT SCHEDULE

1) Project schedule shall refer to the ANNEX I. The attached schedule is subject to change upon thirty (30) business days prior notice by either party to the other. Such notice shall include the reason to change the schedule and the new proposed schedule.

2) [redacted] shall have the right to test each QPC's Deliverable to determine whether it substantially conforms to the [redacted] specifications and meet [redacted] Mass Production standard.

3) QPC shall have the right to perform inspection and/or test of the materials provided by [redacted] and QPC shall assist [redacted] when Laser module does not meet the specifications defined by both parties.

ARTICLE 5 PRODUCT PURCHASE ORDER

Subject to the provisions of Article 4 and during the term of this Agreement, QPC shall manufacture, sell and deliver lasers to [redacted] on the terms and conditions herein:

1) QPC shall supply mounted and tested lasers in the following configuration ("RGB Diodes"):

   a) [redacted] Red diode lasers (chip on submount)

   b) [redacted] lasers (chip on submount) for frequency [redacted] (Green)

   c) [redacted] ers (chip on submount) for frequency [redacted] (Blue)

2) QPC shall supply these lasers at the following price:

Quantity	Price
Units 1 to 30,000 per color	[redacted]
Units 30,001 to 60,000 per color	[redacted]
Units 60,001 and up per color	[redacted]

3) QPC shall prepare capability for supply of at least 400K units of each RGB color in CY 2009.

4) [redacted] hereby places an order for 100,000 units of each of the three chips on submount defined above in paragraph 1) a-c of this Article at the pricing in the table in paragraph 2 of this Article for delivery by 6/30/11, which shall become non-cancelable upon QPC's delivery of RGB modules that meet the specification agreed upon by QPC and [redacted] The specification may be changed and approved by QPC and [redacted] from time to time.

Exclusivity

Subject to the provisions of Article 4 and during the term of this Agreement, QPC shall supply the RGB diodes developed for use in RPTV under this Agreement exclusively to [redacted] from the effective date through 12/31/18. As consideration for QPC agreeing to sell RGB diodes for RPTV exclusively to [redacted] during the term of this Agreement, [redacted] shall place orders for the lesser of (a) 300,000 units/color for delivery within each year, and (b)the

number of units representing at least 20% of the worldwide market for Laser RPTV light sources; from the fourth year of QPC's Laser Module readiness for AOCI's Mass Production. As further consideration for QPC's exclusivity, [redacted] shall purchase RGB diodes for RPTV from QPC exclusively during the term of this contract.

Schedule of Execution Milestones For Development and Payments

	Milestone For Development	Date	Payment	Quantity
1	[redacted] supplies detailed RGB laser specification to QPC	10/24/07	N/A	
2	QPC responds with firm prices for laser supply	11/2/07	N/A	
3	Contract execution: Fee for initiation of design of prototypes in items 4,5 and 6 below.	~~11/10/07~~	$250K	
4	Delivery of [redacted] laser (engine for Green) including driver and power supply	12/1/07	$150K	3 sets
5	Delivery of [redacted] laser (engine for Blue) including driver and power supply	12/31/07	$150K	3 sets
6	Delivery of [redacted] Red laser including driver and power supply	12/31/07	$150K	3 sets
7	Demonstration of RGB prototype	2/29/08	$150K	
8	Delivery of RGB production version	6/15/08	Included	
9	Deliveries defined in items 4 to 6: Fee for completion of design and delivery of prototypes.	12/31/07	$300K	

1) QPC shall sell the RGB diodes to [redacted] at Most Favored Nations Pricing.

2) Extension of exclusivity beyond initial term shall be negotiated between the parties and shall be subject to minimum purchase requirements.

3) [redacted] shall sell to QPC modules for non-RPTV applications (the "Product") at Most Favored Nations Pricing.

ARTICLE 6 OWNERSHIP OF INTELLECTUAL PROPERTY

1) Except for the rights expressly granted under this Agreement, each party shall retain all right, title, and interest in and to such party's Background IPR, Background Technology, Proprietary IPR, Proprietary Technology and Trademarks. Each party reserves all rights not expressly granted herein, and any express reservations of rights set forth herein shall not be construed as limiting such reservation or conferring by implication, estoppel or otherwise any grant or license or other right under any patent or other right of intellectual

property or confidential information other than those rights expressly set forth in this Agreement.

2) Each party shall retain ownership of all right, title and interest in and to any IPR and Technology (including Background Technology and Background IPR, Proprietary IPR and Proprietary Technology) developments it creates other than IPR and Technology which have been identified to be Joint IPR and Joint Technology in a Project. The invention of all RGB laser technology shall be QPC's IPR, and system level technology shall belong to [redacted]

3) Except as both parties may otherwise agree in writing, both parties agree that all Joint IPR and Joint Technology shall belong jointly to both parties and each party shall have the equal right to practice and exploit such Joint IPR or Joint Technology, to the extent that it embodies such Joint IPR or Joint Technology anywhere in the world without any restriction or accounting to the other Party.

4) Both parties shall mutually agree upon the filing of applications and execution and delivery of any further documents that may be required in order to secure intellectual property rights, including but not limited to patent and copyright, in the Joint IPR and Joint Technology.

ARTICLE 7 INDEMNITY AND LIMITATION OF LIABILITY

1) QPC shall, at QPC's expense, defend and hold [redacted] harmless against all suits, claims or allegations that the RGB Laser delivered to [redacted] hereunder or any LASER Device included in a QPC Deliverable infringes or misappropriates

a) any third party patent issued in the territory of the whole world (each, a "Covered Country") as of the Effective Date or

b) any third party copyright, trade secret or mask work right recognized under the laws of a Covered Country, and

QPC pay all awards, damages, judgments, and costs finally awarded by a court of competent jurisdiction or agreed upon by [redacted] in settlement with respect thereto.

2) [redacted] shall, at [redacted] expense, defend and hold QPC harmless against all suits, claims or allegations that the Product sold by [redacted], infringes or misappropriates

a) any third party patent issued in the territory of the whole world (each, a "Covered Country") as of the Effective Date or

b) any third party copyright, trade secret or mask work right recognized under the laws of a Covered Country,

[redacted] pay all awards, damages, judgments, and costs finally awarded by a court of competent jurisdiction or agreed upon by QPC in settlement with respect thereto.

3) In the event any claims for personal injury, death or property damage arising out of the use of Products (Strict Products Liability), both parties shall discuss and clarify the causes related to the Strict Products Liability, and then determinate which party is liable for the Strict Products Liability. The party who is liable for the Strict Products Liability shall indemnify and hold the other party harmless from any and all claims, suits, actions, liabilities, and costs of any kind under this Article, including but not limited to, reasonable attorney's fees, expert witnesses fees and all costs of litigation.

4) Notwithstanding any other provision of this Agreement, each party hereby disclaims any express or implied warranty with respect to its products or Deliverables, other than such warranties as are expressly set forth in this Agreement or in a written schedule hereto.

5) Any claim for damages hereunder shall be limited to actual damages incurred by a party as a result of the other party's breach, and warranty obligations as set forth in any applicable warranty. Under no circumstances shall either party be liable to the other party for any other damages whatsoever, including without limitation, any alleged damages for lost profits, lost business opportunity, harm to business reputation, business disruption, punitive damages, exemplary damages or other indirect damages.

ARTICLE 8 LICENSES

To the extent that [redacted] purchases RGB chips from QPC, QPC grants [redacted] a license to use QPC Background IPR in RPTV products which utilize those QPC chips. QPC reserves for itself the Background IPR associated with design and manufacture of the RGB chips.

ARTICLE 9 SUPPORT

QPC shall provide, upon request, technical assistance to facilitate [redacted] to complete the Project. Any such technical assistance shall be limited to that which is commercially reasonable under the circumstances and shall be scheduled by [redacted] to serve the needs of [redacted] Technical assistance may include training, consulting technical services of QPC's engineering, technical and research personnel, visits of such personnel to [redacted] facilities, and visits of AOCI's engineering, technical and research personnel to QPC's facilities.

ARTICLE 10 CONFIDENTIALITY

1) Each party agrees, in the event it receives Confidential Information of the other party to take all reasonable actions to protect and hold such information in confidence in order to prevent its disclosure to third parties, to use such Confidential Information only for those

purposes contemplated under this Agreement, and to disclose Confidential Information only to its employees on a need-to-know basis.

2) At all times during the term of the Agreement, both parties shall perform all reasonably required security procedures at its facilities and in connection with its business activities in order to protect the Confidential Information of the other party, including but not limited to, controlled access to the such party's facilities and/or installations, use of security badges by its employees, contractors and others while on the premises or installation sites, and confidentiality agreements with its employees and contractors and such other security standards and procedures as shall be reasonably necessary to ensure the protection and non-disclosure of Confidential Information.

3) The obligations of each party under this Article shall survive for five (5) years after the expiration or termination of this Agreement. Notwithstanding the foregoing, neither party shall be required to protect or hold in confidence any information which:

a) is or becomes available to the public or to industry without the fault of the recipient;

b) is subsequently rightfully received by the recipient from a third party without obligation of restriction on further disclosure; or

c) is independently developed by the recipient as evidenced by its business records.

4) Notwithstanding any foregoing Article, QPC shall keep the information of [redacted] in confidentiality while QPC provides [redacted] any service and materials hereof.

ARTICLE 11 TERM

The term of this Agreement (the "Agreement Term") will begin on the Effective Date and will remain in effect until terminated in accordance with its terms.

ARTICLE 12 TERMINATION

1) Either party may at its option forthwith terminate this Agreement hereunder without payment of any compensation by giving a written notice thereof to the other party, in the event of the happening of any of the following:

a) Filing of a voluntary petition in bankruptcy or for corporate reorganization or for any similar relief or passing a resolution for its winding-up or commencement of voluntary liquidation proceeding by the other party;

c) Filing of an involuntary petition in bankruptcy or for corporate reorganization or for any similar relief or commencement of involuntary liquidation proceeding against the

other party unless such petition or proceeding is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of such filing or comment:

d) Appointment of receiver, trustee or liquidator with respect to any of the assets of the other party;

e) Execution by the other party of an assignment for the benefit of its creditors under laws relating to bankruptcy, liquidation or insolvency;

f) Failure to correct or cure any material breach by the other party of any covenant or obligation under this Agreement within 30 days after receipt by the other party of a written notice from such party specifying such breach;

2) [redacted] may at its option forthwith terminate this Agreement in the event QPC's development work cumulatively delay 180 days according to the project schedule in Article 4.

3) QPC may, at its option terminate this Agreement in the event that [redacted] fails to place orders for 300,000 units/color for delivery per year and 20% of the worldwide market for Laser RPTV light sources beginning in the fourth year after QPC delivers its production ready RGB laser module.

4) If [redacted] fails to place orders for 300,000 units/color for delivery per year and for 20% of the market share of the RPTV products beginning in the fourth year of QPC's Laser Module readiness for [redacted] MP, exclusivity right of first offer by QPC shall be discussed by both parties.

ARTICLE 13 EFFECT OF TERMINATION

1) In the event that QPC breaches any Article of this Agreement, QPC shall compensate [redacted] for any actual damages incurred by [redacted] as a result of such breach..

2) In the event that [redacted] breaches any Article of this Agreement, [redacted] shall compensate QPC for any actual damages incurred by QPC as a result of such breach.

3) Either party shall, within ten (10) days of termination of this Agreement, deliver to the other (a) all Confidential Information received from the other, and (b) a certificate certifying that, through its best efforts, the receiving party has destroyed the Confidential Information and all copies thereof in its possession or control.

4) Any expiration or earlier termination of the Agreement does not release modify or alter any of the obligations of both parties which accrued prior to such expiration or termination.

ARTICLE 14 SURVIVAL

The following Articles of the Agreement shall survive any termination or expiration of the Agreement: 6, 7, 10, 12, 13, 18 and 21.

ARTICLE 15 NO AGENCY

No agency, partnership, joint venture or employment relationship is or shall be created by virtue of this Agreement.

ARTICLE 16 PUBLICITY

Neither party shall use the name of the other party in any advertising, public relations or media release without the prior written consent of such other party. Notwithstanding the above, [redacted] expressly agrees to allow QPC to disclose the existence of this contract as may be required by the United States Securities & Exchange Commission or other regulatory agency; however, to the extent allowable by law, the unit pricing, wavelengths, and technical specifications shall be kept confidential. It is acknowledged by the parties that unit pricing, wavelengths and technical specifications are proprietary, and if disclosed to competitors of QPC and [redacted] this information could cause financial damage to the parties.

ARTICLE 17 FORCE MAJEURE

1) For the purpose of this Agreement, the force majeure shall mean the circumstances of earthquake, typhoon, floods, fire and war and any objective circumstance which is unforeseeable, unavoidable and insurmountable.

2) A party who is unable to perform the Agreement or unable to fully perform the Agreement due to force majeure, shall notify the other party within seven (7) days after the event of force majeure occurs.

3) A party who is unable to perform the Agreement due to force majeure is exempted from liability in part or in whole in light of the impact of the event of force majeure, except otherwise provided by law.

4) In the event that the performance under this Agreement is prevented for a continuous period of sixty (60) days or longer by any of the events of force majeure, either party shall have the right to terminate the Agreement by sending a written notice to the other party.

ARTICLE 18 RESOLUTION OF DISPUTES

In the event of any disputes or differences arising between the parties hereto, out of or in relation to or in connection with the provisions of this Agreement, or any action taken

hereunder, the parties hereto shall thoroughly explore all possibilities for the amicable settlement. In case an amicable settlement could not be reached, such disputes or differences shall be finally settled by arbitration. Any and all disputes arising hereunder shall be settled by binding arbitration. The arbitration shall be conducted pursuant to the rules and procedures of the International Chamber of Commerce for resolution of commercial disputes. The arbitration shall take place in Singapore before three arbitrators, and the arbitration proceedings shall be conducted in the English language. The award of such arbitration shall be final and binding on the parties hereto and shall not be subject to appeal to any court, and may be entered in the court of competent jurisdiction for execution forthwith. Notwithstanding the forgoing provisions, either party may seek interim measures, including without limitation, injunctions, at any court having a competent jurisdiction.

ARTICLE 19 ASSIGNMENT

Neither party shall, in whole or in part, assign or otherwise transfer this Agreement or any of rights and obligations created thereunder, without the prior written consent of the other party, provided that such consent shall not be unreasonably withheld. In the event of a merger, acquisition or other corporate reorganization or the sale of all or substantially all of the assets of QPC. Notwithstanding the foregoing, no consent shall be required for assignment to a parent, subsidiary or affiliate or .successor in interest by way of merger or acquisition, provided that such successor agrees in writing to be bound by this Agreement, and provided further that such successor has financial resources at least equal to that of the predecessor party from whom it succeeded to an interest in this Agreement.

ARTICLE 20 AMENDMENT

No part of this Agreement shall be altered, changed, supplemented or amended except by a written instrument or instruments signed by the duly authorized representatives of both parties.

ARTICLE 21 GOVERNING LAW

This Agreement shall in all respects be governed by and construed in accordance with the laws of California, USA.

ARTICLE 22 SEVERABILITY

If any provision of this Agreement shall be determined to be illegal or unenforceable, such provision, to the extent it is illegal or unenforceable, shall be deemed severed from this Agreement, and shall be substituted by a reasonable provision to be mutually agreed upon.

ARTICLE 23 NOTICE

All notices under this Agreement shall be given by airmail or facsimile (confirming the same by mail), addressed to the party to be notified at the address specified below:

If to [redacted]

[redacted]

Attention: [redacted]

If to QPC:
QPC Lasers, Inc
15632 Roxford Street
Sylmar, California 91342
Attention: George Lintz, CFO

or to such other address or addresses as the respective party may designate from time to time. Such notice shall be considered to have been sufficiently given on the fifth (5th) Business Day following the date of mailing such notice or the next working day following transmission, if by facsimile.

ARTICLE 24 ENTIRE AGREEMENT

1) This Agreement contains the entire agreement between both parties concerning the subject matter hereof and supersedes all previous negotiations, commitments and writings in respect to such subject matter. No provision of this Agreement may be modified or amended, in whole or in part, except in writing executed by duly authorized representatives of both parties.

2) Should there be any conflict between the Articles of this Agreement and the Schedules, the Articles of this Agreement shall supersede the conflicting portions of the Schedules.

IN WITENESS WHEREOF, both parties hereto have cause this Agreement to be executed in duplicate by duly authorized representatives as of the dates written below.

[redacted]	**QPC Lasers, Inc.**
By: [redacted]	By: /s/ Jeffrey Ungar
Name: [redacted]	Name: Jeffrey Ungar
Title: CEO	Title: CEO
Date November 26, 2007	Date November 21, 2007